Exhibit 99.01

Press Release www.shire.com

Transaction in Own Shares

December 11, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), announces that in accordance with the authority granted by shareholders at the Company's Annual General Meeting on April 24, 2012 it purchased 121,277 of its ordinary shares of 5 pence each (“Ordinary Shares”) on December 10, 2012 through both direct purchases of Ordinary Shares and through the purchase of Ordinary Shares underlying ADRs. The highest and lowest price paid for the directly acquired Ordinary Shares was 1916.00 pence per share and 1888.00 pence per share respectively and for those Ordinary Shares acquired though the purchase of ADRs was 3078.00 cents per share and 3069.00 cents per share respectively.

The purchased shares will be held as treasury shares. Following the above purchase, the Company holds 2,684,652 Ordinary Shares as treasury shares and has 559,860,425 Ordinary Shares in issue (excluding treasury shares).

The purchases were made by an independent third party which makes its trading decisions independently of, and uninfluenced by the Company.  The independence of the third party enables the Company to continue to purchase Ordinary Shares (including Ordinary Shares underlying ADRs) during close periods and other prohibited periods, should they arise. The third party has been appointed by the Company to make purchases to December 31, 2013.

On December 4, 2012 the Company announced that it had purchased 61,222 Ordinary Shares on December 3, 2012.  Due to a reporting error by the independent third party, the announcement understated the actual number of Ordinary Shares purchased by 100 Ordinary Shares. The correct number of Ordinary Shares purchased on December 3, 2012 was 61,322 Ordinary Shares.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX